U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 23, 2006

TIME WARNER TELECOM INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-30218	84-1500624
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10475 Park Meadows Drive, Littleton, Colorado 80124

(Address of principal executive offices; zip code)

(303) 566-1284

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement

On March 29, 2006, Time Warner Telecom Inc. (the “Company”) completed its public offering of $373,750,000 in aggregate principal amount of 2.375% Convertible Senior Debentures due 2026 (the “Debentures”), including the sale of an aggregate principal amount of $48,750,000 of Debentures sold pursuant to the exercise of an over-allotment option by the underwriters of the offering. In connection with the completion of the public offering of the Debentures, the Company executed an Indenture (the “Base Indenture”) dated March 29, 2006 with Wells Fargo, National Association (the “Trustee”), and a First Supplemental Indenture (the “Supplemental Indenture”) dated March 29, 2006 with the Trustee.

The Base Indenture allows for the creation and issuance of debt securities by the Company and its subsidiaries from time to time, with the terms of any such debt securities to be defined in one or more supplemental indentures. The Supplemental Indenture specifies the terms of the Debentures, as described in more detail in Item 2.03 below.

Also, on March 23, 2006, the Company and Time Warner Inc. amended the parties’ Trade Name License Agreement dated as of July 14, 1998, as previously amended and extended through July 13, 2006 (the “Trade Name License”), to further extend the term of the Trade Name License through July 13, 2007. The Trade Name License governs the Company’s use of the “Time Warner” name. The Company does not expect that the Trade Name License will be further renewed or extended. The amendment also deleted from the Trade Name License provisions that would have terminated the Trade Name License if Time Warner Inc. or its affiliates own less than 30% of the common stock of the Company and added a provision for termination of the Trade Name License if the Company enters into certain transactions that cause control of the Company to pass to certain communications companies. Except as reflected above, the Trade Name License remains in full force and effect.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information reported under Item 1.01 above is incorporated into this Item 2.03 by reference. The Debentures are convertible at any time on or before March 31, 2026 into the Company’s Class A common stock, cash, or a combination of cash and Class A common stock, at the option of the Company, at an initial conversion rate of 53.6466 shares of Class A common stock per $1,000 principal amount of Debentures. The Company may redeem all or a portion of the Debentures for cash at any time on or after April 6, 2013 at a redemption price equal to the principal amount of the Debentures to be redeemed plus accrued and unpaid interest, if any, to the redemption date. Holders may require the Company to repurchase their Debentures on April 1, 2013, April 1, 2016 or April 1, 2021 or upon the occurrence of a designated event at a repurchase price equal to the principal amount of the Debentures to be repurchased plus accrued and unpaid interest, if any, to the repurchase date.

The Debentures are general, unsecured obligations of the Company and rank effectively junior in right of payment to the Company’s existing and future secured debt to the extent of the value of the assets securing such debt, equal in right of payment with all of the Company’s existing and future unsubordinated, unsecured debt and senior in right of payment to any future debt that is subordinated to the Debentures. In addition, the Debentures are structurally subordinated to all liabilities of the Company’s subsidiaries.

For a more detailed description of the Debentures, including a description of events of default under the Indenture and Supplemental Indenture, see the disclosures titled “Description of the Debentures”

contained in the Company’s Prospectus Supplement dated March 23, 2006 to the Prospectus dated March 17, 2006, and “Description of Debt Securities” contained in the Company’s Prospectus dated March 17, 2006, each of which has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, which disclosure is incorporated herein by reference.

ITEM 7.01.	Regulation FD Disclosure

The Company issued press releases on March 29, 2006 relating to the completion of the sale of the Debentures, and to the completion of an underwritten public offering of shares of the Company’s Class A Common Stock by certain selling stockholders. Each of the press releases is filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release relating to closing of sale of $373.75 million aggregate principal amount of 2.375% Convertible Senior Debentures due 2026.

99.2	Press release relating to closing of sale of secondary offering of 22.31 million shares of Class A common stock.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIME WARNER TELECOM INC.

Date: March 29, 2006	By:	/s/ Tina Davis
Tina Davis VP and Deputy General Counsel

Exhibit Index

No.	Description

99.1	Press release relating to closing of sale of $373.75 million aggregate principal amount of 2.375% Convertible Senior Debentures due 2026.

99.2	Press release relating to closing of sale of secondary offering of 22.31 million shares of Class A common stock.